Filed Pursuant to Rule 424(b)(3)

Registration No. 333-109215

Note: Only the signature annex needs to be sent to the exchange agent. If you need assistance in completing this form, please call JPMorgan Chase Bank at (214) 468-6464 or J.P. Morgan Bank Luxembourg S.A. at (352) 46268- 5236.

LETTER OF TRANSMITTAL

Republic of Colombia

Invitation to holders of its

U.S. $500,000,000 9.75% Puttable or Mandatorily Exchangeable Bonds due 2009

(the “Old Bonds”)

Old Bonds CUSIP No. 195325AT2, ISIN US195325AT29, Common Code 010465834

to submit, in a modified Dutch Auction, offers to exchange up to U.S. $250,000,000 principal amount of Old Bonds for a combination of new 9.75% Bonds due 2009 (“New Bonds”)

and a U.S. dollar amount of cash (the “Invitation”)

THE INVITATION AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,

NEW YORK CITY TIME, ON MONDAY, NOVEMBER 24, 2003 (SUCH DATE, AS IT

MAY BE EXTENDED, THE “EXPIRATION DATE”), UNLESS EXTENDED OR

EARLIER TERMINATED BY COLOMBIA IN ITS SOLE DISCRETION.

To:

JPMorgan Chase Bank, as Exchange Agent Institutional Trust Services 4 New York Plaza, 15th Floor New York, NY 10004 Reference: Republic of Colombia Invitation Telephone: (214) 468-6464	or

J.P. Morgan Bank Luxembourg S.A.,

    as Luxembourg Exchange Agent

Institutional Trust Services

5, rue Plaetis

L-2338 Luxembourg

Reference: Republic of Colombia Invitation

Facsimile: (352) 46268-5804

Telephone: (352) 46268-5236

Electronic submission of this Letter of Transmittal through DTC’S ATOP System to a recipient account other than as set forth in the Prospectus Supplement will not constitute valid delivery. Please send only one copy of each Letter of Transmittal. Please do not send confirmation copies of any Letter of Transmittal by the same or different means.

Any services in connection with the Invitation may be performed in Luxembourg, at the offices of the Luxembourg exchange agent, where all information and documentation in connection with the Invitation, including the enclosed offering materials, will be available free of charge.

IN NO EVENT SHOULD A HOLDER SEND THIS LETTER OF TRANSMITTAL OR ANY OLD BONDS TO ANY OF THE DEALER MANAGER, THE SOLICITING DEALERS, THE MINISTRY OF FINANCE AND PUBLIC CREDIT OR ANY OTHER AGENCY OF THE REPUBLIC OF COLOMBIA.

AGREEMENTS AND ACKNOWLEDGMENTS

The person signing the signature annex hereto, to whom we refer as the “undersigned,” acknowledges receipt of the prospectus supplement dated November 19, 2003 and the accompanying prospectus dated October 1, 2003 of the Republic of Colombia (“Colombia”), and this Letter of Transmittal (collectively, the “Invitation Documents”), which together describe Colombia’s invitation to holders of the Old Bonds to submit offers to exchange their Old Bonds for New Bonds on the terms and subject to the conditions set forth in the Invitation Documents.

Capitalized terms used but not defined herein shall have the meanings given to them in the prospectus supplement.

The undersigned hereby submits an offer to Colombia, on the terms and conditions set forth in the Invitation Documents, to exchange the principal amount of Old Bonds indicated below. The undersigned acknowledges that this Letter of Transmittal will not be considered to have been duly delivered unless it has been duly completed and signed.

The undersigned hereby:

(a)   if the undersigned’s Old Bonds are held through an account at Euroclear or Clearstream, Luxembourg, represents that it has delivered Bond Instructions (as defined in the prospectus supplement) to Euroclear or Clearstream, Luxembourg, as the case may be, by encrypted electronic mail in accordance with their normal procedures, with respect to the Old Bonds specified herein;

(b)   if the undersigned’s Old Bonds are held through an account at DTC, represents that it has delivered Bond Instructions to DTC by transferring the Old Bonds to the exchange agent’s account at DTC through DTC’s ATOP system;

(c)   further authorizes the exchange agent, DTC, Euroclear or Clearstream, Luxembourg, as the case may be, to take those actions specified in the prospectus supplement and in the definition of Bond Instructions contained therein, with respect to the Old Bonds specified herein; and

(d)   further authorizes the exchange agent to instruct DTC, Euroclear or Clearstream, Luxembourg, as the case may be, as to the aggregate principal amount of the Old Bonds that shall have been accepted for exchange by Colombia.

The undersigned understands that submission of an offer pursuant to any of the procedures set forth in the prospectus supplement and in this Letter of Transmittal will constitute the undersigned’s acceptance of the terms and conditions of the Invitation. Colombia’s acceptance for exchange of Old Bonds offered pursuant to the procedures described in the Invitation Documents will constitute a binding agreement between the undersigned and Colombia in accordance with the terms and subject to the conditions of the Invitation. For purposes of the Invitation, the undersigned understands that Old Bonds validly offered (or Old Bonds defectively offered with respect to which Colombia has, or has caused to be, waived such defect) will be deemed to have been accepted by Colombia if, as and when Colombia gives oral (confirmed in writing) or written notice thereof to the exchange agent, and any such acceptance will be subject to the conditions described in the Invitation Documents.

The undersigned hereby represents and warrants that it owns, or has confirmed that the party on whose behalf the undersigned is acting owns, on the date of submission, the Old Bonds being offered and has the full power and authority to offer for exchange the Old Bonds offered by it, and that if the same are accepted for exchange by Colombia pursuant to the Invitation, Colombia will acquire good and marketable title thereto on the Settlement Date, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind. The undersigned will, upon request, execute and deliver any additional documents deemed by the exchange agent or Colombia to be necessary or desirable to complete such exchange.

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If any offer submitted hereby is being submitted by a holder who is located and/or resident in the United Kingdom the undersigned represents that such holder has completed the British certificate attached to this Letter of Transmittal.

The undersigned hereby acknowledges that this Letter of Transmittal will become an irrevocable offer to exchange the Old Bonds specified herein for New Bonds on the terms and subject to the conditions of the Invitation (and subject to Colombia’s right to terminate or amend the Invitation) at 5:00 P.M., New York City time, on the Expiration Date. However, any Letter of Transmittal may be withdrawn or revised prior to 5:00 P.M., New York City time, on the Expiration Date, in either case in the manner specified in the Invitation Documents.

In the event that Colombia terminates the Invitation without accepting any offers, all offers shall automatically be deemed to be withdrawn and the Bond Instructions with respect to such offers will be released. If Colombia accepts any offers, offers not so accepted, together with the corresponding Letters of Transmittal, shall automatically be deemed to be withdrawn. Old Bonds delivered through DTC’s ATOP system and not accepted for exchange by Colombia will be returned to the originating accounts as soon as practicable following the Announcement Date, in accordance with DTC’s normal procedures.

All authority conferred or agreed to be conferred by this Letter of Transmittal shall not be affected by, and shall survive, the death or incapacity of the undersigned, and any obligation of the undersigned hereunder shall be binding upon the heirs, executors, administrators, trustees in bankruptcy, personal and legal representatives, successors and assigns of the undersigned.

The undersigned understands that the delivery and surrender of any Old Bonds is not effective, and the risk of loss of the Old Bonds does not pass to the exchange agent, until receipt by the exchange agent of a properly completed and duly executed Letter of Transmittal submitted electronically through DTC’s ATOP system, together with all accompanying evidences of authority and any other required documents in form satisfactory to Colombia. All questions as to the form of all documents and the validity (including time of receipt) and acceptance of offers, and withdrawals of offers, of Old Bonds will be determined by Colombia, in its sole discretion, which determination shall be final and binding.

IMPORTANT: This Letter of Transmittal together with Bond Instructions, and all other required documents, must be received by the exchange agent or the Luxembourg exchange agent on or prior to 5:00 P.M., New York City time, on the Expiration Date.

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INSTRUCTIONS

Forming part of the Terms and Conditions of the Invitation

1.     Delivery of Letter of Transmittal and Old Bonds. This Letter of Transmittal may only be submitted with respect to Old Bonds held through DTC, Euroclear or Clearstream, Luxembourg. A properly completed and duly executed Letter of Transmittal and any other documents required by this Letter of Transmittal, must be received by the exchange agent electronically through DTC’s ATOP system, or by the Luxembourg exchange agent by courier or hand delivery, prior to 5:00 P.M., New York City time, on the Expiration Date. Bond Instructions must be received in accordance with any deadlines established by DTC, Euroclear or Clearstream, Luxembourg. Delivery of documents to DTC, Euroclear or Clearstream, Luxembourg or any securities intermediary does not constitute delivery to the exchange agent or the Luxembourg exchange agent.

The method of delivery of this Letter of Transmittal, the Old Bonds and all other required documents, including delivery through DTC, Euroclear or Clearstream, Luxembourg, is at the option and risk of the holder and, except as otherwise provided in this Instruction 1, delivery will be deemed made only when actually received by the exchange agent or the Luxembourg exchange agent.

No alternative, conditional or contingent exchange offers will be accepted. All participating holders, by execution of this Letter of Transmittal, waive any right to receive any notice of the acceptance of their submission.

2.     Signatures on Letter of Transmittal. The signature on this Letter of Transmittal, whether by a direct participant in DTC, Euroclear or Clearstream, Luxembourg, a beneficial owner or a custodian or other representative, must correspond with the name shown in the corresponding Bond Instructions.

If this Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to Colombia of such person’s authority to so act must be submitted.

“Bond Instructions” means:

•	with respect to Old Bonds held through DTC, a submission of Old Bonds delivered through DTC’s ATOP system;

•	with respect to Old Bonds held through Euroclear or Clearstream, Luxembourg, irrevocable instructions to:

–	block any attempt to transfer your Old Bonds on or prior to the Settlement Date, and

–	debit your account on or before the Settlement Date in respect of all your Old Bonds, or in respect of such lesser portion of your Old Bonds that is accepted for exchange by Colombia, upon receipt of an instruction by the exchange agent to receive your Old Bonds for Colombia, subject in each case to the automatic withdrawal of the irrevocable instructions in the event that the Invitation is terminated by Colombia prior to the Expiration Date and subject to the other conditions in the Invitation, in each case as notified to Euroclear or Clearstream, Luxembourg, by the exchange agent on or before the Settlement Date; and

•	with respect to Old Bonds held through any of DTC, Euroclear or Clearstream Luxembourg,

–	an irrevocable authorization to disclose the name of the direct account holder and information about the foregoing instructions; and

–	a confirmation that the direct participant, custodian or beneficial owner is concurrently delivering a Letter of Transmittal submitting an offer with respect to your Old Bonds.

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Bond Instructions can only be delivered by direct participants in DTC, Euroclear or Clearstream, Luxembourg.

3.     United States Persons. For reference in checking the box on the second page of the Signature Annex hereto, the term “United States Person,” as used in this Letter of Transmittal, means:

•	any natural person resident in the United States;

•	any partnership or corporation organized or incorporated under the laws of the United States;

•	any estate of which any executor or administrator is a United States Person;

•	any trust of which any trustee is a United States Person;

•	any agency or branch of a foreign entity located in the United States;

•	any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a United States Person;

•	any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States; or

•	any partnership or corporation if (a) organized or incorporated under the laws of any foreign jurisdiction, and (b) formed by a United States Person principally for the purpose of investing in securities not registered under the Securities Act of 1933, as amended (the “Securities Act”), unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates or trusts.

For purposes of the foregoing definition, “United States” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia.

4.     Transfer Taxes. Except as set forth in this Instruction 4, Colombia will pay or cause to be paid any Colombian transfer taxes with respect to the transfer and sale of Old Bonds to it, or to its order, pursuant to the Invitation. If payment of the cash described in the prospectus supplement, or delivery of the New Bonds, is to be made to any person other than the holder, the amount of any transfer taxes payable on account of the payment or delivery to such other person will be deducted from such cash payment, unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

5.     Requests for Assistance or Additional Copies. Any questions or requests for assistance or additional copies of the prospectus supplement, the prospectus or this Letter of Transmittal may be directed to the exchange agent or the Luxembourg exchange agent at the telephone numbers and locations listed on the front page of this Letter of Transmittal. A holder may also contact the dealer manager at the telephone number set forth in the prospectus supplement or such holder’s broker, dealer, commercial bank or trust company or nominee for assistance concerning the Invitation.

IMPORTANT: This Letter of Transmittal together with Bond Instructions, and all other required documents, must be received by the exchange agent or the Luxembourg exchange agent on or prior to the Expiration Date.

IMPORTANT: Please ensure that one, and only one, Letter of Transmittal is submitted with respect to each offer.

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SIGNATURE ANNEX — COLOMBIA INVITATION

PLEASE READ THE ENTIRE LETTER OF TRANSMITTAL AND THE INVITATION DOCUMENTS

CAREFULLY BEFORE COMPLETING THIS SIGNATURE ANNEX.

IMPORTANT: Please ensure that one, and only one, Letter of Transmittal is submitted with respect to each offer.

1.      Name of Beneficial Owner (optional but helpful information):

Contact Person:

City and Country of Address:

Telephone (with country code):

Facsimile (with country code):

2.      Contact information of the direct participant in DTC, Euroclear or Clearstream, Luxembourg submitting this Letter of

Transmittal:

Company Name:

Contact Person:

City and Country of Address:

Telephone (with country code):

Facsimile (with country code):

3.      Unique Reference Number for the offer (must also appear on the Bond Instructions):

4.      Account from which the Old Bonds are being delivered and to which New Bonds and cash payment are to be delivered

(check only one clearing system):

Account	Number: ☐ DTC ☐ Euroclear ☐ Clearstream, Luxembourg

If you are designating a Soliciting Dealer (as defined in the prospectus supplement), please list below only those Old Bonds with respect to which offers were solicited and obtained by the Soliciting Dealer you designate on Page 3. Provide a separate Letter of Transmittal for each Soliciting Dealer you designate, as well as for Old Bonds not solicited by any Soliciting Dealer.

OFFER DETAILS

        Principal Amount of Old Bonds Offered: $

☐ This	is a competitive offer

        Offer Price         % of the principal amount of the Old Bonds. (Must be an increment of 0.01%)

☐ This	is a noncompetitive offer

SIGNATURE ANNEX — COLOMBIA INVITATION (Page 2)

PLEASE SIGN HERE (To be completed by the direct participant submitting this Letter of Transmittal)
Authorized Signatory: Dated Name: Capacity (Full Title): Telephone (with country code):

☐	Check here if the beneficial owner(s) of the Old Bonds specified herein are United States Persons as defined in the Instructions hereto.

The person or entity signing this signature annex must (a) deliver Bond Instructions to DTC, Euroclear or Clearstream, Luxembourg, as the case may be, in accordance with the deadlines specified by DTC, Euroclear or Clearstream, Luxembourg, as the case may be; and (b) ensure that Bond Instructions can be allocated to the offer made hereby. Bond instructions must cover the entire aggregate principal amount of Old Bonds in this Letter of Transmittal.

SIGNATURE ANNEX — COLOMBIA INVITATION (Page 3)

NOTICE OF SOLICITED OFFERS

As described in the Invitation Documents, Colombia will pay, in the amounts and on the terms and conditions set forth in the Invitation Documents, solicitation fees to designated Soliciting Dealers (as defined in the prospectus supplement).

Please check one box below designating the entity that solicited and obtained (or whose subsidiary solicited and obtained) the offer of the Old Bonds indicated in this Letter of Transmittal. Please check only one box per letter of transmittal.

☐    UBS Securities LLC

☐    Bancolombia S.A.

☐    Citibank Colombia

☐    Corporación Financiera del Valle S.A.

☐    Interbolsa S.A.—Comisionista de Bolsa

☐    Not solicited by any entity listed above

A Soliciting Dealer will receive solicitation fees only to the extent that such Soliciting Dealer signs and returns the Qualified Soliciting Dealer Acknowledgment, as provided in the prospectus supplement.

In order for a Soliciting Dealer to receive solicitation fees, the Soliciting Dealer must execute and return a Qualified Soliciting Dealer Acknowledgment to the exchange agent, representing that (a) it has complied with all applicable law, including the requirements of the Securities Exchange Act of 1934, as amended, in connection with such solicitation; (b) it is entitled to such compensation for such solicitation under the terms and conditions of the Invitation; (c) in soliciting an offer, it has used no solicitation materials other than those furnished by Colombia; and (d) it is a member of the National Association of Securities Dealers, Inc. (the “NASD”) or it is a foreign broker, dealer or other foreign entity eligible to conduct solicitation activities and receive solicitation fees not eligible for membership in the NASD, in which case it has agreed to conform to the NASD’s Rules of Fair Practice in making solicitations.

If a Soliciting Dealer fails to return the Qualified Soliciting Dealer Acknowledgment within the timeframe specified in the prospectus supplement, then such Soliciting Dealer will forfeit all rights to receive solicitation fees, and none of Colombia, the exchange agent and the dealer manager will have any liability whatsoever in respect thereof.

BRITISH CERTIFICATE

Notice and Acknowledgment for British Investors

November     , 2003

To:	Holders of Old Bonds of the Republic of Colombia and other investors who are located and/or resident in the United Kingdom and desire to acquire New Bonds pursuant to the Invitation

You are hereby informed that it is a condition to your receiving the new 9.75% Global Bonds due 2009 (the “New Bonds”) of the Republic of Colombia pursuant to the Invitation that you execute the acknowledgment below and return it with your Letter of Transmittal.

Representation and Warranty of Investor

The undersigned hereby represents and warrants that the undersigned is (i) an investment professional falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 (the “Order”) or (ii) a high net worth entity, or other person, falling within Article 49(2) of the Order.

Signature:

Investor:

Name and Title of Signatory:

Date:

Address:

Republic of Colombia

Invitation to holders of its

U.S. $500,000,000 9.75% Puttable or Mandatorily Exchangeable Bonds due 2009

(the “Old Bonds”)

Old Bonds CUSIP No. 195325AT2, ISIN US195325AT29, Common Code 010465834

to submit, in a modified Dutch Auction, offers to exchange up to U.S. $250,000,000 principal amount of Old Bonds for a combination of new 9.75% Bonds due 2009 (“New Bonds”)

and a U.S. dollar amount of cash (the “Invitation”)

THE INVITATION AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,

NEW YORK CITY TIME, ON MONDAY, NOVEMBER 24, 2003 (SUCH DATE, AS IT MAY BE

EXTENDED, THE “EXPIRATION DATE”), UNLESS EXTENDED OR EARLIER

TERMINATED BY COLOMBIA IN ITS SOLE DISCRETION.

To:	Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We are enclosing the Prospectus Supplement, dated November 19, 2003 (the “Prospectus Supplement”), and form of letter of transmittal and instructions thereto (the “Letter of Transmittal” and, together with the Prospectus Supplement, the “Invitation”), relating to the invitation by the Republic of Colombia (“Colombia”) to holders of Old Bonds, on the terms and subject to the conditions set forth therein, to submit offers to exchange up to U.S. $250,000,000 principal amount of Old Bonds for a combination of New Bonds and a U.S. dollar amount of cash.

We are requesting that you contact your clients for whom you hold Old Bonds regarding the Invitation. For your information and for forwarding to your clients for whom you hold Old Bonds registered in your name or in the name of your nominee, or who hold Old Bonds registered in their own names, we are enclosing multiple sets of the following documents:

1.     Prospectus Supplement dated November 19, 2003;

2.     Letter of Transmittal for your use and for the information of your clients; and

3.     A form of letter that may be sent to your clients for whose account you hold Old Bonds registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Invitation.

Your prompt action is requested. The Invitation will expire at 5:00 P.M., New York City time, on November 24, 2003 (such time and date, including as extended or earlier terminated, the “Expiration Date”), unless extended by Colombia. Exchange offers submitted pursuant to the Invitation may be withdrawn at any time before the Expiration Date.

Colombia will not pay any fees or commissions to any broker, dealer or other person, other than to the Soliciting Dealers (as defined in the Prospectus Supplement), for soliciting responses to the Invitation.

All inquiries you may have with respect to the Invitation should be addressed to the dealer manager for the Invitation, at the telephone number set forth below. You may also obtain additional copies of the enclosed material from the dealer manager at the address and telephone number listed below:

UBS Investment Bank

677 Washington Boulevard

Stamford, CT 06901

Attention: Liability Management Group

Inside the U.S.: Toll Free 1-888-722-9555 x4210

Outside the U.S.: Call Collect 203-719-4210

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF COLOMBIA, THE DEALER MANAGER, THE SOLICITING DEALERS OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE INVITATION OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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Republic of Colombia

Invitation to holders of its

U.S. $500,000,000 9.75% Puttable or Mandatorily Exchangeable Bonds due 2009

(the “Old Bonds”)

Old Bonds CUSIP No. 195325AT2, ISIN US195325AT29, Common Code 010465834

to submit, in a modified Dutch Auction, offers to exchange up to U.S. $250,000,000 principal amount of Old Bonds for a combination of new 9.75% Bonds due 2009 (“New Bonds”)

and a U.S. dollar amount of cash (the “Invitation”)

THE INVITATION AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,

NEW YORK CITY TIME, ON MONDAY, NOVEMBER 24, 2003 (SUCH DATE, AS IT MAY BE

EXTENDED, THE “EXPIRATION DATE”), UNLESS EXTENDED OR EARLIER

TERMINATED BY COLOMBIA IN ITS SOLE DISCRETION.

November 19, 2003

To Our Clients:

Enclosed for your consideration is a Prospectus Supplement dated November 19, 2003 (the “Prospectus Supplement”) and form of Letter of Transmittal and instructions thereto (the “Letter of Transmittal” and, together with the Prospectus Supplement, the “Invitation”) relating to the invitation by the Republic of Colombia (“Colombia”) to holders of Old Bonds, on the terms and subject to the conditions set forth therein, to submit offers to exchange up to U.S. $250,000,000 principal amount of Old Bonds for a combination of New Bonds and a U.S. dollar amount of cash.

The material relating to the Invitation is being forwarded to you as the beneficial owner of Old Bonds held by us for your account or benefit but not registered in your name. A submission of Old Bonds may only be made by us as the registered holder and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to exchange Old Bonds held by us for your account.

Accordingly, we request instructions as to whether you wish us to submit for exchange Old Bonds held by us for your account, in each case on the terms and subject to the Conditions of the Invitation. We urge you to carefully read the Prospectus Supplement, the Letter of Transmittal and the other materials provided herewith before instructing us to submit your Old Bonds. We also request that you confirm that we may, on your behalf, make the representations and warranties contained in the Letter of Transmittal.

If you wish to have us submit your Old Bonds for exchange, please so instruct us by completing, executing and returning to use the instruction form attached hereto. Your instructions should be forwarded to us as promptly as possible in order to permit us to submit Old Bonds for exchange on your behalf in accordance with the provisions of the Invitation prior to the Expiration Date. Offers to exchange Old Bonds, may be withdrawn at any time prior to the Expiration Date.

The Invitation is not being made, and submissions of Old Bonds will not be accepted from or on behalf of any holders of Old Bonds, in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction or would require any registration or filing with any regulatory authority. In any jurisdiction in which the Invitation is required to be made by a licensed broker or dealer and UBS Securities LLC, the dealer manager or any affiliate of the dealer manager is a licensed broker or dealer in that jurisdiction, the Invitation is being made in that jurisdiction by the dealer manager or that affiliate on behalf of Colombia.

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LETTER OF INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter and enclosed materials referred to therein relating to the Invitation.

This will instruct you to submit an offer to exchange Old Bonds held by you for the account or benefit of the undersigned pursuant to the terms and conditions set forth in the Prospectus Supplement dated November 19, 2003 and the accompanying Letter of Transmittal.

OFFER DETAILS

Principal Amount of Old Bonds Offered: $

☐    This is a competitive offer

        Offer Price         % of the principal amount of the Old Bonds. (Must be an increment of 0.01%)

☐    This is a noncompetitive offer

Date:

Signature(s)

Please print name(s)

Date

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